UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/16/2011 tw telecom inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-34243

DE	841500624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124

(Address of principal executive offices, including zip code)

303-566-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On November 16, 2011, the Board of Directors of tw telecom inc. (the “Company”) authorized the Company to repurchase up to $300 million of its common stock. Under the authorization, purchases may be executed at any time and from time to time at the Company’s discretion, depending on market conditions and other factors, using a variety of methods, including open market purchases, privately negotiated transactions and block trades. The authorization has no time limit, and may be suspended or discontinued at any time.

A copy of the Company’s press release dated November 21, 2011 with respect to the share repurchase program is attached hereto as Exhibit 99.1.

The Company’s undrawn revolving credit facility limits the Company to $150 million per fiscal year in restricted payments, including share repurchases, dividends, and repayments of permitted indebtedness under the agreement, subject to the absence of defaults and a liquidity test. Up to $50 million of this permitted amount that remains unused in any fiscal year may be carried over and used in the immediately succeeding fiscal year. This test under the revolving credit facility is more restrictive than the applicable tests for restricted payments under the Company’s other debt agreements. For 2011, a maximum amount of $100 million of the restricted payments basket remains unused as a result of the $50 million of share repurchases that the Company completed in the third quarter of 2011.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1 Press release issued November 21, 2011, by tw telecom inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

November 21, 2011	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel